362DB70AA9

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

Aoxin Tianli Group, Inc.

BVI COMPANY NUMBER **1555514**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 9th day of November, 2009 has changed its name to

RENMIN TIANLI GROUP, INC.

this 30th day of October, 2017.

REGISTRAR OF CORPORATE AFFAIRS
FSC
BVI FINANCIAL SERVICES COMMISSION

Myron W. Stevens

for **REGISTRAR OF CORPORATE AFFAIRS**
30th day of October, 2017